Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MB Financial, Inc. of our reports dated February 18, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of MB Financial Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Chicago, Illinois

August 25, 2016